Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports 37% Increase in First Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – May 5, 2008 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported first quarter net earnings of $607,000, or $0.32 per diluted share, up $163,000, or 36.71%, when compared with net earnings of $444,000, or $0.23 per diluted share, in the first quarter of 2007. The increase in net earnings was primarily due to increased interest-earning assets and a higher net interest margin.

Chief Executive Officer, Paul C. Hudson stated, “Bank earnings are benefiting from strong loan demand and increasing net interest margins.” He went on to state, “Going forward, we are focusing on deposit growth and asset credit quality.”

First Quarter Results:

•

Net interest income before provision for loan losses of $3.3 million in the first quarter of 2008 was up $622,000, or 22.89%, from the first quarter of 2007, primarily reflecting a higher level of average interest-earning assets which increased $64.3 million, or 22.02%.

•

Loan originations were $37.8 million for the first quarter of 2008, compared with loan originations of $21.6 million for the first quarter of 2007. We do not originate or purchase sub-prime loans and we have no sub-prime loans represented in our loan or investment portfolios.

•	Nonperforming assets at March 31, 2008 increased to 0.17% of total assets from 0.01% of total assets at year-end 2007.

•	The provision for loan losses for the first quarter of 2008 was up $138,000 from the first quarter of 2007 due to funding the allowance for loan losses for the growth of the loan portfolio.

•

Non-interest income in the first quarter of 2008 was down $21,000, or 6.62%, from the first quarter of 2007, primarily due to lower loan related fees which was partially offset by higher retail banking fees.

•	Non-interest expense in the first quarter of 2008 was up $197,000, or 8.56%, from the first quarter of 2007, primarily due to increases in occupancy expense and other expense.

Net Interest Income

Net interest income before provision for loan losses of $3.3 million in the first quarter of 2008 was up $622,000, or 22.89%, from the first quarter a year ago. The increase was attributable to interest-earning asset growth and net interest rate margin improvement. Interest-earning assets averaged $356.6 million in the current quarter, up $64.3 million, or 22.02%, from the same period a year ago. The annualized yield on average interest-earning assets increased 19 basis points to 6.92% in the current quarter from 6.73% a year ago. The annualized yield on average loans improved 12 basis points to 7.22% in the first quarter of 2008 from 7.10% for the same period in 2007.

The annualized cost of average interest-bearing liabilities increased 16 basis points to 3.32% in the current quarter from 3.16% a year ago. The annualized weighted average cost of FHLB borrowings increased 28 basis points to 4.07% in the first quarter of 2008 from 3.79% for the same period in 2007. The annualized weighted average cost of deposits decreased slightly to 2.88% in the first quarter of 2008 from 2.89% for the same period in 2007.

Annualized net interest rate margin increased 3 basis points to 3.75% in the current quarter from 3.72% a year ago. The annualized net interest rate spread increased 3 basis points to 3.60% in the current quarter from 3.57% a year ago.

Provision and Allowance for Loan Losses

During the first quarter of 2008, the provision for loan losses amounted to $158,000, compared to $20,000 a year ago. The increase was primarily due to increased loan originations/volume. At March 31, 2008, the allowance for loan losses was $2.2 million, or 0.69% of total gross loans receivable, excluding loans held for sale, compared to $2.1 million, or 0.68% of total gross loans receivable, excluding loans held for sale, at year-end 2007. Management believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio as of March 31, 2008, but there can be no assurance that actual losses will not exceed the estimated amounts. In addition, the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase to the allowance for loan losses based on their judgments of the information available to them at the time of their examination.

Non-Interest Income

Non-interest income totaled $296,000 in the first quarter of 2008, down $21,000, or 6.62%, from the first quarter a year ago, primarily due to lower loan related fees. The decrease in loan related fees primarily resulted from lower loan referral fee income and loan service fee income. Partially offsetting this decrease was higher retail banking fees as our new branch became operational in February 2008.

Non-Interest Expense

Non-interest expense totaled $2.5 million in the first quarter of 2008, up $197,000, or 8.56%, from the first quarter a year ago. The increase in non-interest expense was primarily due to higher occupancy expense and other expense. Occupancy expense increased $73,000, or 28.08%, primarily due to the addition of the new branch. Other expense increased $111,000, or 58.42%, primarily due to increases in donations, sponsorships, promotion and FDIC insurance premiums. Partially offsetting the increases in occupancy expense and other expense was a $42,000, or 28.97%, decrease in professional services expenses, primarily attributable to additional costs incurred in the first quarter of 2007 related to staffing the new wealth management division.

Income Taxes

The effective income tax rate was 38.00% for the first quarter 2008 compared to 37.73% for the first quarter 2007.

Assets, Loan Originations, Deposits and Borrowings

At March 31, 2008, assets totaled $381.0 million, up $24.2 million, or 6.78%, from year-end 2007. During the current quarter, net loans, including loans held for sale, increased $24.1 million, cash and cash equivalents increased $1.4 million and FHLB stock increased $0.8 million, while securities held to maturity decreased $2.3 million.

Loan originations totaled $37.8 million in the current quarter, up $16.2 million, or 75.00%, from $21.6 million a year ago. Loan repayments, including loan sales, amounted to $13.8 million in the first quarter of 2008, down $5.2 million, or 27.37%, from $19.0 million in the first quarter of 2007.

Deposits totaled $235.1 million at March 31, 2008, up $6.3 million, or 2.77%, from year-end 2007. During the current quarter, our core deposits (NOW, demand, money market and passbook accounts) increased $8.9 million while our certificates of deposit decreased $2.6 million. At March 31, 2008, core deposits represented 43.32% of total deposits compared to 40.61% at December 31, 2007.

Since the end of 2007, FHLB borrowings increased $17.5 million, or 18.13%, to $114.0 million at March 31, 2008 from $96.5 million at December 31, 2007. The Company continued to utilize FHLB advances to fund loans as an additional alternative to retail deposits.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, at March 31, 2008 were $645,000, or 0.17% of total assets, compared to $34,000, or 0.01% of total assets, at December 31, 2007. During the first quarter of 2008, two loans totaling $611,000 were placed on non-accrual status. The new non-accrual loans included a $601,000 loan secured by a 10-unit residential property located in Los Angeles, California and a $10,000 commercial line of credit. No significant losses are anticipated on these new non-accrual loans.

The annualized return on average equity for first quarter 2008 was 10.89%, compared to 8.66% for fourth quarter 2007 and 8.78% for first quarter 2007. The annualized return on average assets for first quarter 2008 was 0.66%, compared to 0.55% for fourth quarter 2007 and 0.59% for first quarter 2007. The efficiency ratio for first quarter 2008 was 68.72%, compared to 77.26% for fourth quarter 2007 and 75.84% for first quarter 2007. The improvement in our returns on average equity and average assets as well as our efficiency ratio was primarily due to higher net earnings in the first quarter of 2008 as a result of the strong growth in our interest earning assets which translated to higher net interest income.

At March 31, 2008, the Bank’s Total Risk-Based Capital ratio was 10.23% and the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes, but fell short of management’s goal to keep the Total Risk-Based Capital ratio above 11.00%. In April 2008, the Company invested an additional $1.5 million into the Bank, increasing the Bank’s Total Risk-Based Capital ratio.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2008 (Unaudited)	December 31, 2007
ASSETS
Cash	$5,695	$4,331
Securities available for sale, at fair value	4,605	4,763
Securities held to maturity	26,894	29,184
Loans receivable held for sale, at fair value at March 31, 2008 and at lower of cost or fair value at December 31, 2007	12,601	3,554
Loans receivable, net of allowance of $2,205 and $2,051	315,087	300,024
Accrued interest receivable	2,068	1,867
Federal Home Loan Bank (FHLB) stock, at cost	5,358	4,536
Office properties and equipment, net	5,718	5,678
Bank owned life insurance	2,251	2,227
Other assets	720	643

Total assets	$380,997	$356,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$235,062	$228,727
Federal Home Loan Bank advances	114,000	96,500
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	119	512
Deferred income taxes	941	926
Other liabilities	2,325	2,093

Total liabilities	358,447	334,758

Stockholders’ Equity:
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at March 31, 2008 and December 31, 2007	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at March 31, 2008 and December 31, 2007; outstanding 1,758,589 shares at March 31, 2008 and 1,761,778 shares at December 31, 2007	20	20
Additional paid-in capital	12,217	12,212
Accumulated other comprehensive income, net of taxes of $19 and $3	29	6
Retained earnings-substantially restricted	13,650	13,152
Treasury stock-at cost, 255,353 shares at March 31, 2008 and 252,164 shares at December 31, 2007	(3,368)	(3,343)

Total stockholders’ equity	22,550	22,049

Total liabilities and stockholders’ equity	$380,997	$356,807

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2008	2007
Interest and fees on loans receivable	$5,684	$4,405
Interest on mortgage-backed securities	369	401
Interest on investment securities	16	25
Other interest income	100	84

Total interest income	6,169	4,915

Interest on deposits	1,667	1,608
Interest on borrowings	1,163	590

Total interest expense	2,830	2,198

Net interest income before provision for loan losses	3,339	2,717
Provision for loan losses	158	20

Net interest income after provision for loan losses	3,181	2,697

Non-interest income:
Service charges	249	275
Net gains on mortgage banking activities	14	6
Other	33	36

Total non-interest income	296	317

Non-interest expense:
Compensation and benefits	1,447	1,428
Occupancy expense, net	333	260
Information services	172	161
Professional services	103	145
Office services and supplies	142	117
Other	301	190

Total non-interest expense	2,498	2,301

Earnings before income taxes	979	713
Income taxes	372	269

Net earnings	$607	$444

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$39	$(7)
Income tax effect	(16)	3

Other comprehensive income (loss), net of tax	23	(4)

Comprehensive earnings	$630	$440

Net earnings	$607	$444
Dividends paid on preferred stock	(20)	(32)

Earnings available to common shareholders	$587	$412

Earnings per share-basic	$0.33	$0.25
Earnings per share-diluted	$0.32	$0.23
Dividends declared per share-common stock	$0.05	$0.05
Basic weighted average shares outstanding	1,760,054	1,637,438
Diluted weighted average shares outstanding	1,810,966	1,774,831

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,
	2008			2007
Regulatory Capital Ratios:
Core Capital	7.03%			8.01%
Tangible Capital	7.03%			8.01%
Tier 1 Risk-Based Ratio	9.46%			11.25%
Total Risk-Based Capital	10.23%			12.04%

Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	0.20%			0.01%
Non-performing assets as a percentage of total assets	0.17%			0.01%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	0.69%			0.70%
Allowance for loan losses as a percentage of non-performing loans	341.86%			5,147.06%
Allowance for losses as a percentage of non-performing assets	341.86%			5,147.06%

Non-performing assets:
Non-accrual loans	$645			$34

Total non-performing assets	$645			$34

	Three Months ended March 31,
	2008			2007
Performance Ratios:

Return on average assets	0.66%	(A	)	0.59%	(A	)
Return on average equity	10.89%	(A	)	8.78%	(A	)
Average equity to average assets	6.06%			6.69%
Non-interest expense to average assets	2.72%	(A	)	3.04%	(A	)
Efficiency ratio (1)	68.72%			75.84%
Net interest rate spread (2)	3.60%	(A	)	3.57%	(A	)
Net interest rate margin (3)	3.75%	(A	)	3.72%	(A	)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31,
	2008	2007
Total assets	$380,997	$304,693
Total gross loans, excluding loans held for sale	$317,292	$251,370
Total equity	$22,550	$20,392
Average assets	$367,941	$302,463
Average loans	$315,016	$248,009
Average equity	$22,293	$20,224
Average interest-earning assets	$356,555	$292,206
Average interest-bearing liabilities	$341,412	$278,561
Net income	$607	$444
Total income	$3,635	$3,034
Non-interest expense	$2,498	$2,301
Efficiency ratio	68.72%	75.84%
Non-accrual loans	$645	$34
REO, net	$—	$—
ALLL	$2,205	$1,750
REO-Allowance	$—	$—
Interest income	$6,169	$4,915
Interest expense	$2,830	$2,198
Net interest income	$3,339	$2,717